EXHIBIT 10.13

FEDERAL HOME LOAN BANK OF SEATTLE

DEFERRED COMPENSATION PLAN FOR

THE BOARD OF DIRECTORS

Originally Effective as of

March 21, 1997

Amended Effective as of

January 1, 2005

DEFERRED COMPENSATION PLAN FOR

THE BOARD OF DIRECTORS

INTRODUCTION

The adoption of this Deferred Compensation Plan for Directors of the Federal Home Loan Bank of Seattle has been authorized by the Board of Directors of the Federal Home Loan Bank of Seattle.

This Plan will permit the Directors to defer all or a certain portion of their Director’s Fees earned in any calendar year.

Any Director’s Fees deferred under this Plan shall be paid solely from the general assets of the Bank at the time and in the manner provided in this Plan.

Article 1. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01 “Account” or “Accounts” means the record-keeping accounts maintained hereunder on the books and records of the Bank to record the Director’s Fees deferred by Directors, as well as the increase in value attributable to interest earned thereon, all as described hereafter.

1.02 “Bank” means the Federal Home Loan Bank of Seattle.

1.03 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 5 of the Plan to receive the benefit, if any, payable upon the death of a Member.

1.04 “Board of Directors” means the Board of Directors of the Bank.

1.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.06 “Director’s Fees” means any fees earned by a Director of the Federal Home Loan Bank of Seattle.

1.07 “Effective Date” of this amended and restated Plan is January 1, 2005. The Plan’s original Effective Date was March 21, 1997. The Plan has been amended and restated to comply with Code Section 409A and applicable regulations.

1.08 “Member” means a Director of the Federal Home Loan Bank of Seattle.

1.09 “Plan Administrator” means the Bank’s Vice President – Director of Strategy and Administration, who will administer the Plan.

1.10 “Plan” means the Federal Home Loan Bank of Seattle Deferred Compensation Plan for Directors, as set forth herein and as amended from time to time, plus any administrative rules and regulations adopted by the Committee.

1.11 “Plan Year” means the calendar year.

Article 2. Membership

2.01 Each Member who participates in this Plan shall be enrolled as a Member of this Plan for the purposes of Article 3 on the later of (i) the date of the first Board of Directors meeting after his or her election or appointment to the Board of Directors, or (ii) the first day of the calendar month coinciding with or following March 21, 1997.

2.02 On the first day a Director is no longer a member of the Board of Directors, his membership in the Plan shall terminate.

Article 3. Payment of Deferred Fees and Interest

3.01 Deferral Elections. Annually during the month of December, a Member may irrevocably elect in writing on an Adoption Agreement provided by the Plan Administrator to defer an amount equal to all or a portion of his or her Director’s Fees that would otherwise be payable in the following Plan Year.

Notwithstanding the previous paragraph, a Member who first becomes a Member on a date after January 1 of a Plan Year may elect to defer receipt of all or a portion of his or her Director’s Fees that would otherwise be payable in the remainder of the initial Plan Year of eligibility with respect to services to be performed subsequent to the date he or she is enrolled as a Member. That election must be made in writing within thirty (30) days after the date he or she becomes a Member, and shall be irrevocable as to any Director’s Fees payable in the remainder of that Plan Year.

A Member’s Adoption Agreement for the prior Plan Year shall continue to be followed for the subsequent Plan Year, unless the Member changes or terminates that Adoption Agreement in the month of December with respect to that subsequent Plan Year.

3.02 Interest Credited to Accounts. A Member’s deferred Director’s Fees shall be credited to his Accounts. His pre-2005 deferred Director’s Fees shall be credited to a pre-2005 Grandfathered Account, and his post-2004 deferred Director’s Fees shall be credited to a post-2004 Account. As of the first day of each calendar month, the Plan Administrator shall credit to each Member’s respective Accounts interest on the average daily balance of such Account during the immediately preceding calendar month, using the actual number of days in the calendar month, at the average 5 year CMT rate for the preceding month as set forth in the Federal Reserve Statistical Release H.15.

3.03 Pre-2005 Grandfathered Account. A Member’s Pre-2005 Grandfathered Account shall be 100% vested and nonforfeitable at all times and shall become payable to the Member upon the expiration of the deferral period irrevocably elected by the Member in the

Member’s initial Adoption Agreement. A Member’s initial Adoption Agreement for his or her Pre-2005 Grandfathered Account may provide that the Member’s deferral period will end on a specified date or the date he or she ceases to be a Member.

Any deferral election for his or her Pre-2005 Grandfathered Account to a specified future distribution date must be for at least two Plan Years, so that the earliest specified future distribution date that a Member may elect will be January 1 following two Plan Years of deferral (counting the Member’s initial Plan Year of eligibility if he or she first becomes a Member on a date after January 1 of a Plan Year).

Notwithstanding the foregoing, a Member or former Member may make a one-time irrevocable election at least two years prior to the specified future distribution date he or she originally elected for his Pre-2005 Grandfathered Account to change the specified future distribution date on which payments will commence, provided that election changes the specified future distribution date to a date that is not earlier than January 1 following two Plan Years of deferral, counting the Plan Year in which the one-time irrevocable election to change the specified future distribution date is made (for example, if the one-time irrevocable election to change the specified future distribution date is made in 2004, that specified future distribution date may be no earlier than January 1, 2006).

A Member or former Member shall irrevocably elect, within sixty (60) days after the date his or her deferral period ends, to receive his or her Pre-2005 Grandfathered Account in a lump sum payment or a specified number of annual installments not to exceed ten (10) years, beginning as soon as reasonably practicable after the Member or former Member makes such election. If the Member or former Member makes no election within such 60-day period, his or her Pre-2005 Grandfathered Account shall be paid in ten (10) annual installment payments beginning as soon as reasonably practicable after the expiration of that 60-day period.

3.04 Post-2004 Account. A Member’s Post-2004 Account shall be 100% vested and nonforfeitable at all times and shall become payable to the Member upon the expiration of the deferral period elected by the Member in the Member’s initial Adoption Agreement. A Member’s initial Adoption Agreement for his or her Post-2004 Account may provide that the Member’s deferral period will end on a specified date or the date he ceases to be a Member. In accordance with the Code Section 409A transition rules, an existing Member may make this initial Adoption Agreement election on or before December 31, 2008 as to the date the deferral period will expire for the Member’s Post-2004 Account.

Notwithstanding the foregoing, a Member or former Member may later elect at least 12 months prior to the date on which the Member’s deferral period for his or her Post-2004 Account would otherwise have ended to change the specified future distribution date on which payments will commence, provided that election changes the specified future distribution date to a date that is at least five (5) years later than the Member’s deferral period for his or her Post-2004 Account would otherwise have ended.

All Members must elect no later than December 31, 2008 to receive their Post-2004 Account at the end of the Member’s deferral period in a lump sum or in annual installments not to exceed ten (10) years. New Members after December 31, 2008 must elect at the time they become a

Member to receive their Post-2004 Account at the end of the Member’s deferral period in a lump sum or in annual installments not to exceed ten (10) years. A Member may later elect at least twelve (12) months prior to the date on which the Member’s deferral period for his or her Post-2004 Account would otherwise have ended to change the form of payment the Member previously elected to a lump sum payment or a specified number of annual installments not to exceed ten (10) years, provided that election also changes the distribution date of the Member’s Post-2004 Account to a date that is at least five (5) years later than the Member’s deferral period for his or her Post-2004 Account would otherwise have ended or to a date permitted by Code Section 409A regulations or IRS guidance, if that date would be earlier.

3.05 Pre-2005 Grandfathered Account Death Benefit. If a Member dies prior to the commencement of payments from his or her Pre-2005 Grandfathered Account, the Member’s Beneficiary shall irrevocably elect, within sixty (60) days after the date of the Member’s death, to receive the Member’s Pre-2005 Grandfathered Account in a lump sum payment or a specified number of annual installments not to exceed ten (10) years, beginning as soon as reasonably practicable after the Beneficiary makes that election. If the Beneficiary makes no election within that 60-day period, the Member’s Pre-2005 Grandfathered Account will be paid to the Beneficiary in ten (10) annual installments, beginning as soon as reasonably practicable after the expiration of that 60-day period. If a Member dies after payments to the Member have already commenced and the Member had elected installment payments with respect to that Pre-2005 Grandfathered Account, the Member’s Beneficiary shall receive the remaining annual installment payments that would otherwise have been paid to the Member. This Paragraph 3.05 also applies to former Members who still have a Pre-2005 Grandfathered Account balance at the time of their death.

3.06 Post-2004 Account Death Benefit. If a Member dies prior to the commencement of payments from his or her Post-2004 Account, the Member’s Beneficiary shall receive the Member’s Post-2004 Account in the most recent form of payment properly elected by the Member prior to his or her death in accordance with the terms of this Plan. If the Member made no form of payment election, the Member’s Post-2004 Account will be paid to the Beneficiary in ten (10) annual installments, beginning as soon as reasonably practicable after the Member’s death. If a Member dies after payments to the Member have already commenced and the Member had elected installment payments, the Member’s Beneficiary shall receive the remaining annual installment payments that would otherwise have been paid to the Member. This Paragraph 3.06 also applies to former Members who still have a Post-2004 Account balance at the time of their death.

3.07 Unforeseeable Emergency Withdrawals. In the event of an unforeseeable emergency, the Member may withdraw all or part of his or her deferred Director’s Fees and any interest thereon. Provided, that the amount received by the Member as a result of the revocation or the amount withdrawn shall be limited to the amount necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

“Unforeseeable emergency” means a severe financial hardship to the Member resulting from an illness or accident of the Member, the Member’s spouse, or a dependent of the Member (as defined in Code Section 152(a)), loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Member’s control. Whether circumstances constitute such an unforeseeable emergency depends on the facts of each case as determined by the Plan Administrator in his or her discretion. Payment may not be made if the unforeseeable emergency may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise; or

(b) By liquidation of the Member’s assets, to the extent that liquidation itself would not cause severe financial hardship.

This Paragraph 3.07 also applies to former Members who incur an unforeseeable emergency and who still have a Plan Account balance.

If a Member obtains a payment upon an unforeseeable emergency, the Member’s existing deferral election under this Plan shall terminate.

Article 4. Source and Method of Payments

4.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective member or beneficiary. No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan.

Article 5. Designation of Beneficiaries

5.01 The Beneficiary is the individual designated by the Member on a Beneficiary Designation Form provided by the Plan Administrator, who shall be entitled to receive the balance of a Member’s Accounts upon a Member’s death at the time and in the form of payment described in Paragraphs 3.05 and 3.06 of this Plan.

5.02 If no valid Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the balance of the Member’s Accounts upon the Member’s death at the time and in the form of payment described in Paragraphs 3.05 and 3.06 of the Plan. If the Plan Administrator is in doubt as to the right of any person to receive such amount, the Plan Administrator may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank.

Article 6. Administration of the Plan

6.01 The Board of Directors has delegated to the Plan Administrator, subject to those powers which the Board has reserved as described in Article 7 below, general authority over and responsibility for the administration of the Plan. The Plan Administrator shall interpret and construe the Plan, make all determinations considered necessary or advisable for the administration of the Plan, and the calculations of the amounts payable thereunder, and review claims under the Plan. The Plan Administrator’s interpretations and constructions of the Plan and his or her decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

6.02 If the Plan Administrator deems it advisable, it shall arrange for the engagement of an actuary, legal counsel and/or certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Plan Administrator may rely upon the written opinions of such actuary, counsel, accountants, and consultants, and upon any information supplied for purposes of Sections 3.02, 3.03 and 3.04 of the Plan, and delegate to any agent its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion; provided, however, that such delegations shall be subject to revocation at any time at the discretion of the Plan Administrator. The Plan Administrator shall report to the Board of Directors at least once each calendar year with regard to the matters for which it is responsible under the Plan.

6.03 The Plan Administrator shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Plan Administrator or any member thereof in any jurisdiction.

6.04 The Plan Administrator shall establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings.

6.05 All claims under the Plan shall be submitted in writing to the Plan Administrator, which will make its determination regarding claims and provide written notice of the decision on each such claim with reasonable promptness to the Member or his beneficiary (the “claimant”). The claimant may request a review by the Plan Administrator of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Plan Administrator within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Plan Administrator to consider. The Plan Administrator may hold any hearing or conduct any independent investigation which it deems desirable to render its decision and the decision on review shall be made as soon as feasible after its receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

6.06 All expenses incurred by the Plan Administrator in its administration of the Plan shall be paid by the Bank.

Article 7. Amendment and Termination

7.01 The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Plan Administrator, any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect (without consent) the rights of any Member, beneficiary or other person to the Member’s Accounts under the Plan which have accrued prior to the date of such action, as determined by the Plan Administrator in its sole discretion, provided, however, that such Accounts shall continue to be adjusted thereafter to reflect interest earned. Notwithstanding the foregoing, any termination of the Plan by the Board shall be subject to the provisions of Code Section 409A and applicable regulations regarding restrictions on the Board’s right to terminate the Plan and to distribute Post-2004 Accounts.

Article 8. General Provisions

8.01 The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and their successors, assigns, designees and estates. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of the Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect to the extent such successor organization has assumed the Plan. If such successor organization does not assume the Plan, the Bank remains liable for payment of Plan benefits under this Plan.

8.02 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void.

8.03 If the Plan Administrator shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim thereof has been made by a duly appointed legal representative), may, if the Plan Administrator is so inclined, be paid to such person’s spouse, adult child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank thereof.

8.04 The unpaid balance of any Account maintained pursuant to this Plan is an unsecured, general obligation of the Bank. All amounts deferred hereunder remain the unrestricted assets of the Bank. Any assets purchased shall remain the sole property of the Bank subject to the claims of its general creditors and shall be available for the Bank’s use for whatever purpose desired. No participant hereunder shall have any right other than the unsecured promise of the Bank to pay deferred Director’s Fees in the future. No Member has ownership rights with respect to any asset of the Bank by reason of his or her participation in this Plan. A Member will receive a statement of his Account(s) twice each year.

8.05 All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary or other person to the Plan Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Plan Administrator and shall be mailed by first-class mail or delivered to such location as shall be specified by the Plan Administrator and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

8.06 The Plan Administrator shall not be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as Plan Administrator nor for any mistake of judgment made in good faith, unless due to the Plan Administrator’s fraud, bad faith or willful misconduct. The Bank shall indemnify and hold harmless the Plan Administrator and each employee, officer or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s gross negligence, fraud, bad faith or willful misconduct.

8.07 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

8.08 The captions preceding the section of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.09 The Plan shall be construed, administered and enforced according to the laws of the State of Washington in effect from time to time. Venue shall also be in the State of Washington.

This amended and restated Deferred Compensation Plan for the Board of Directors has been duly executed by the Bank’s authorized representative this 3rd day of December , 2008, to be effective as of January 1, 2005.

FEDERAL HOME LOAN BANK OF SEATTLE

By:	/s/ Mike C. Daly
Chairman of the Board of Directors